Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-11 of TNP Strategic Retail Trust, Inc., of our report, dated August 20, 2010, relating to our audit of the statement of revenues and certain expenses of the Waianae Mall Property for the year ended December 31, 2009, which is included in the Current Report on Form 8-K/A filed by TNP Strategic Retail Trust, Inc. on July 2, 2010.

We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/  McGladrey LLP

Irvine, California

June 15, 2012